Resources Global Professionals Announces Management Change

      IRVINE, Calif., Aug. 20 /PRNewswire-FirstCall/ -- Resources Global Professionals, the operating entity of Resources Connection, Inc. ("Resources" or the "Company"), announced today that Stephen J. Giusto, the Company's Chief Financial Officer, Executive Vice President and Secretary of the Board of Directors, has indicated his intention to resign from the Company and the Board of Directors to pursue other interests. At this time, the Company has appointed Anthony Cherbak, its Chief Operating Officer, as the acting Chief Financial Officer. Mr. Cherbak and Mr. Giusto will work together over the next month to ensure a smooth and orderly transition. The Company has also commenced a search for a permanent replacement.

      Chief Executive Officer of Resources, Donald B. Murray, stated: "We are grateful for Steve's service to the Company during the past 11 years. He has been a valuable member of the management team as we have built the Company into a global professional services firm. On behalf of all of the employees of Resources and the Board of Directors, we want to thank Steve for his contribution and wish him well as he embarks on new opportunities."

      Mr. Murray added: "We also appreciate that Steve is committed to stay on to work with Tony to ensure a smooth transition. We are engaged in an active search now but are comfortable that we have a well-qualified interim Chief Financial Officer in Mr. Cherbak as the search is completed."

      Mr. Giusto also stated: "It is with mixed emotions that I have decided to leave Resources. I am very thankful to Don and all the people of Resources for the opportunity to serve this extraordinary company, and I look forward to watching its continued success."

      ABOUT RESOURCES GLOBAL PROFESSIONALS

      Resources Global Professionals is a multinational professional services firm that helps business leaders execute internal initiatives. Working as members of client teams, we solve problems, execute and transfer knowledge. Partnering with business leaders, we drive internal change across all parts of a global enterprise -- finance and accounting, information management, internal audit, human capital, legal services and supply chain management.

      Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with a market cap of approximately $1.7 billion. Our 4,100 professionals, from more than 80 practice offices, serve 2,200 clients around the world.

      Headquartered in Irvine, California, Resources Global has served 81 of the Fortune 100 companies.

      Resources was selected #61 on Fortune magazine's list of 100 Fastest-Growing Companies for 2006. Also last year, Resources was chosen #21 on BusinessWeek's list of 100 Hot Growth Companies and the firm has been named to the Forbes 200 Best Small Companies list for the past five years.

      The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

SOURCE Resources Global Professionals